Exhibit 21
SUBSIDIARIES OF INTERFACE, INC.

Subsidiary (1)	Jurisdiction of Organization
FLOR, Inc.	Georgia (USA)
Interface Americas Holdings, LLC(2)	Georgia (USA)
Interface Americas, Inc.	Georgia (USA)
Interface Asia-Pacific (HK) Ltd.	Hong Kong
Interface Aust. Holdings Pty Limited	Australia
Interface Aust. Pty Limited	Australia
Interface Europe B.V. (3)	Netherlands
Interface European Manufacturing BV (4)	Netherlands
Interface Europe Investment B.V.	Netherlands
Interface Europe, Ltd.(5)	England and Wales
Interface Hong Kong Ltd.	Hong Kong
Interface International B.V.	Netherlands
Interface Leasing, Inc.	Georgia (USA)
Interface Massachusetts Holdings, Inc.	Delaware (USA)
Interface Modular Carpet (China) Co., Ltd.	China
Interface nora GmbH	Germany
Interface Overseas Holdings, Inc.	Georgia (USA)
Interface Real Estate Holdings, LLC	Georgia (USA)
Interface Singapore Pte. Ltd.	Singapore
Interface Yarns, Inc.	Georgia (USA)
InterfaceFLOR Canada, Inc.	Canada
InterfaceFLOR, LLC	Georgia (USA)
InterfaceSERVICES, Inc.	Georgia (USA)
nora systems GmbH(6)	Germany
nora systems, Inc.	Delaware (USA)
(1)The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary”, have been omitted. The names of consolidated wholly-owned multiple subsidiaries carrying on the same line of business have been omitted where the name of the immediate parent, the line of business, the number of omitted subsidiaries operating in the United States and the number operating in foreign countries have been given.
(2)Interface Americas Holdings, LLC is the parent of five direct subsidiaries organized and operating in the United States, of which three are in the floorcovering products/services business (FLOR, Inc., Interface Americas, Inc. and InterfaceFLOR, LLC). Interface Americas Holdings, LLC is also the parent of one direct subsidiary organized in Georgia (Interface Real Estate Holdings, LLC) and one direct subsidiary organized and operating outside of the United States in the floorcovering products/services business.
(3)Interface Europe B.V. is the parent of four direct subsidiaries organized and operating outside of the United States (including Interface Europe Investment B.V., Interface European Manufacturing B.V., Interface Asia-Pacific (HK) Ltd. and Interface Singapore Pte. Ltd.) in the floorcovering products/services business.
(4)Interface European Manufacturing B.V. is the parent of seven direct subsidiaries organized and operating in the Netherlands, and ten direct subsidiaries organized and operating in other countries outside of the United States, in the floorcovering products/services business.
(5)Interface Europe, Ltd. is the parent of two direct subsidiaries organized and operating in England and Wales, and one direct subsidiary organized and operating in Ireland, in the floorcovering products/services business.
(6)nora systems GmbH is the parent of four direct subsidiaries organized and operating outside of the United States in the floorcovering products/services business.